Exhibit B

Schedule of Transactions in Shares

Date of Transaction	Title of Class	Number of Shares Acquired	Number of Shares Disposed	Price Per Share
March 20, 2025	Common Stock, par value $0.001 per share	520,832		$1.92 (1)
March 20, 2025	Common Stock, par value $0.001 per share	156,250		$1.92 (2)
March 20, 2025	Common Stock Purchase Warrant	260,416		$1.92 (1)
March 20, 2025	Common Stock Purchase Warrant	78,125		$1.92 (2)
March 31, 2025	Option to purchase common stock	1,875		$1.10 (3)
March 31, 2025	Option to purchase common stock	7,500		$1.10 (3)

(1) Manchester Explorer, L.P. acquired 260,416 units consisting of two Shares and one warrant to purchase one Share. Please reference Item 6 for more information.

(2) Besser acquired 78,125 units consisting of two Shares and one warrant to purchase one Share. Please reference Item 6 for more information.

(3) The options were granted to Frank in accordance with the Issuer's Outside Director Compensation Plan, and the options were fully vested and exercisable on the grant date.